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EXHIBIT 10.20

Church & Dwight Co., Inc.

500 Charles Ewing Boulevard

Ewing, NJ 08628

September 13, 2021

Britta Bomhard 30 Robert Road

Princeton, NJ 08540

Dear Britta:

This Letter Agreement confirms the terms and conditions of your transition period following your voluntary resignation from employment with CHURCH & DWIGHT CO., INC. (“C&D”), through the beginning of January 1, 2022. For purposes of this Letter Agreement, the term C&D shall include C&D and all parent, subsidiary, affiliated and successor companies of C&D. In consideration of the benefits provided for in connection with your execution of this Letter Agreement, which you acknowledge are benefits to which you are not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree as follows:

1.Resignation from Employment: Your last day of employment with C&D will be December 31, 2021, unless terminated earlier pursuant to an Early Termination Event (the “Effective Date of Separation”).

2.Transition Period: The “Transition Period” shall mean the period commencing September 10, 2021 and ending on the Effective Date of Separation.

A.Resignation: Effective at the beginning of January 1, 2022, you shall no longer be an officer of C&D. You agree that your resignation was without “Good Cause” as defined in Section 1.9 of the Change in Control and Severance Agreement, executed between you and C&D on February 8, 2016 and amended on October 18, 2016 (the “CIC Agreement”).

B.Transition Services: During the Transition Period, you shall use reasonable and diligent efforts to: (a) between September 10, 2021 and September 30, 2021, continue performance of the job duties assigned to you in your current role; and (b) between October 1, 2021 and December 31, 2021: (i) advise, assist, and cooperate with C&D in connection with any matters for which you have knowledge or previously had responsibility; (ii) perform and attend to transitional matters as reasonably identified and requested by C&D; and (iii) provide written reports and assessments

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reasonably requested by C&D pertaining to matters and/or personnel within the scope of your responsibilities for C&D (collectively, the “Transition Services”).

C.“Cause” for Termination of Transition Period: C&D may terminate the Transition Period early for “Cause” if any of the following have occurred: (a) fraudulent conduct by you directly related to the performance of the Transition Services; (b) your conviction of a crime, which, in C&D’s sole discretion, is sufficiently severe and job related to constitute a bar to continued employment; (c) violation of any law that has an adverse effect on the financial condition of C&D; (d) any material breach of this Letter Agreement, including a material failure to provide the anticipated Transition Services, which, if curable, has not been cured within 10 days of notice by C&D of such breach; (e) a violation of any written policy of C&D, which, if curable, has not been cured within 10 days of notice by C&D of such violation; or (f) your willful refusal to follow a lawful directive from management.

B.Early Termination Event: In the event the Transition Period is terminated ( a) by C&D for Cause as defined by Paragraph 2(C) or (b) by you for any reason other than material breach of this Letter Agreement by C&D, including but not limited to your resignation from C&D because of acceptance of a position outside of C&D during the Transition Period (either being herein defined as an “Early Termination Event”)), you will cease providing services to (and separate in all respects from) C&D, and C&D will have no obligation to provide any further opportunities, reemployment, work, compensation, pay, or benefits to you, whether under this Letter Agreement or otherwise, except as may be required by applicable law. In the event the Transition Period is terminated by C&D for any reason other than Cause as defined in Paragraph 2(C), any amounts that would otherwise be due under this Letter Agreement for the remainder of the Transition Period shall nevertheless become due and payable in the same amount and in the same manner as would be the case as if the Transition Period had continued, subject to the other terms and conditions applicable to eligibility for and payment of such amounts under this Letter Agreement, including all consideration under Paragraph 3.

3.Consideration: In exchange for your promises, representations, waivers and releases contained in this Letter Agreement, subject to the terms contained in this Letter Agreement, C&D will provide you with the following payments and benefits:

A.Continued Employment through Transition Period Terminable Only for Cause: C&D will provide you with continued employment during the Transition Period terminable only for Cause as defined in Paragraph 2(C). If you do not sign

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and return this Letter Agreement during the Consideration Period detailed in Paragraph 9, your employment will be terminated at the conclusion of the Consideration Period. If you sign and return this Letter Agreement during the Consideration Period, but subsequently revoke your agreement pursuant to Paragraph 11, your employment will be terminated upon receipt of your revocation.

B.Continued Salary and Benefits: C&D will continue your current base salary and health and welfare and other U.S. employee benefits, through the Effective Date of Separation. You understand and agree that you will not be entitled to any non-U.S. benefits hereunder and to the extent you require any health insurance or other insurance coverage beyond what is provided by your current U.S. employee benefits, you will be solely responsible to obtain such coverage.

C.2021 Bonus Payment: If an Early Termination Event has not occurred prior to the end of the Transition Period, you shall be eligible to receive your bonus award for 2021, pursuant to C&D’s Management Incentive Plan (“MIP”), with the bonus amount based on C&D’s actual performance in 2021, as determined under the MIP for 2021, and your personal bonus target percentage. Such bonus amount (less applicable tax withholdings) shall be paid to you on the regularly scheduled payment date for bonus payments under the MIP for 2021.

D.2021 Profit Sharing Distribution: If an Early Termination Event has not occurred prior to the end of the Transition Period, you shall be entitled to receive a profit sharing payment for 2021 pursuant to C&D’s Savings and Profit Sharing Plan (“SPSP”). Processing of your account for final distribution will begin thereafter in accordance with the terms of the SPSP.

4.Return of C&D Property: On or before the Effective Date of Separation, you shall return to C&D all documents, manuals, computers, computer programs, diskettes, customer lists, notebooks, reports and other written or graphic materials, including all copies of such documents, relating in any way to C&D’s business and prepared by you or obtained by you from C&D, its affiliates, clients or suppliers during the course of your employment with C&D.

5.Entire Agreement and Incorporation of CIC Agreement: This Letter Agreement constitutes the entire agreement between the parties on the subject of your separation and post-employment benefits, and, except as expressly provided herein, supersedes all other prior agreements concerning the terms of any and all payments and benefits to which you may be entitled upon termination of employment excluding the CIC Agreement, which shall continue to apply and the terms of which are incorporated into this Letter Agreement by reference. Through the incorporation of the CIC Agreement, you acknowledge and agree that you remain bound by the restrictive covenants contained in Section 5 of the CIC Agreement.

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6.Vacation: Without regard to whether you sign this Letter Agreement, you will receive payment for any unused vacation, as calculated in accordance with C&D’s vacation policy.

7.C&D Savings and Profit Sharing Plan (“SPSP”), Executive Deferred Compensation Plan (“EDCP”), and Employee Stock Purchase Plan (“ESPP”): Your active participation under the SPSP, EDCP, and, if applicable, the ESPP, will terminate as of the Effective Date of Separation. All contributions and matching contributions in such accounts will be made until the Effective Date of Separation. Processing of your accounts for final distribution or deferral will begin following your Effective Date of Separation in accordance with the terms of the Plans, as applicable.You may obtain further details on topics discussed in this Paragraph 7 from the Human Resources Department.

8.Release and Waiver: In consideration of certain benefits provided to you pursuant to Paragraph 3 above and otherwise in this Letter Agreement, which you acknowledge and agree exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of C&D and/or any prior agreement, understanding or arrangement between you and C&D, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby agree as follows:

A.You hereby agree on behalf of yourself, your agents, successors, assigns, heirs and executors, to fully and completely forever release C&D, its affiliates, subsidiaries, Board of Directors, all C&D benefits plans, all C&D benefit committees, and all of their respective predecessors and successors, past and/or present officers, directors, partners, members, managers, employees, agents, representatives, administrators, attorneys, insurers, and fiduciaries in their representative capacities (hereinafter collectively referred to in this Letter Agreement as the “Company Releasees”), from any and all claims, lawsuits, grievances or causes of action whatsoever, which you ever had, now have or may have against any or all of the Company Releasees, in law or equity, whether known or unknown to you, to the maximum extent permitted by law. This shall include any claim, related to, or arising out of, your employment by C&D, the terms and conditions of said employment and/or the termination of any employment with C&D occurring up to the Effective Date of this Letter Agreement.

B.Included in and notwithstanding the generality of Paragraph 8(A) above, by signing this Letter Agreement, you waive and release, to the maximum extent permitted by law, any and all claims you have or might have against the Company Releasees, including, but not limited to, any and all claims arising under the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Family Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; New Jersey Law Against Discrimination – N.J. Rev. Stat.

§10:5-1, et seq.; New Jersey Statutory Provision Regarding Retaliation / Discrimination for Filing a Workers’ Compensation Claim – N.J. Rev. Stat.

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§34:15-39.1, et seq.; New Jersey Family Leave Act – N.J. Rev. Stat. §34:11B-1, et seq.; New Jersey Security and Financial Empowerment Act - N.J. Rev. Stat. § 34:11C-1; New Jersey Smokers’ Rights Law – N.J. Rev. Stat. §34:6B-1, et seq.; New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1, et seq.; New Jersey Genetic Privacy Act – N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43, et seq.; New Jersey Wage Payment and Work Hour Laws; the Millville Dallas Airmotive Plant Job Loss Notification (mini-WARN) Act; New Jersey Fair Credit Reporting Act; New Jersey False Claims Act; New Jersey Civil Rights Act; New Jersey mini-

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COBRA; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; and all other municipal, federal, state, and local law claims, including all claims for wrongful discharge, employment discrimination or harassment on any basis, retaliation, wages and compensation, leave of absence, failure to accommodate, defamation, breach of express or implied contract, fraud, malicious prosecution, invasion of privacy, false imprisonment, and emotional distress; and any and all claims under any other federal or state statute or regulation, or any local ordinance, law or regulation, or any claim that was or could have been asserted under common law; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees.

C.You represent, warrant and agree that you have been paid for all hours worked and all commissions and/or bonuses to which you were and/or are otherwise entitled and that you are not aware of any right or claim for payment of salary, back pay, front pay, interest, bonuses, accrued or unused holidays, accrued or unused sick leave, accrued or unused personal days, pension plan contributions, overtime, compensatory time, severance pay, and/or any other form of compensation in connection with your employment or your separation from employment, except for payments and/or benefits otherwise expressly provided for in this Letter Agreement.

D.You are waiving the right to file, and agreeing not to file, any civil actions against the Company Releasees relating to any facts or events occurring from the beginning of time until the date you sign this Letter Agreement (and later reaffirm via the Reaffirmation Agreement). This Agreement does not include, and you are not waiving: (1) any rights or claims that may arise after you sign this Letter Agreement; (2) any rights or claims for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (3) any rights or claims for benefits in which you have a vested right under any employee benefit or pension plans; (4) any rights or claims that cannot be released by law; (5) any rights or claims to enforce this Letter Agreement, or (6) any rights to indemnification under the terms of C&D’s bylaws or other applicable policies, plans or agreements and/or under applicable law and any rights to coverage under the C&D’s directors and officers insurance coverage, in each case to the extent any such rights under this clause (6) exist for former employees under such bylaws, policies, plans, agreements, policies and laws.

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E.You understand and agree that nothing contained in this Letter Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Letter Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to C&D. This Letter Agreement does not limit your right to receive an award for information provided to any Government Agencies. On the other hand, by signing this Letter Agreement, you waive and release any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against C&D or any resulting civil proceeding or lawsuit that may be commenced on your behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Letter Agreement.

F.You warrant that you have not assigned to others any claims released under this Letter Agreement. You also agree that no payment of benefits will be due or payable to you pursuant to Paragraph 3 above or under this Letter Agreement if you have assigned to others any claims released under this Letter Agreement.

G.You declare and expressly warrant that you are not Medicare eligible, that you are not a Medicare beneficiary, and that you are not within 30 months of becoming Medicare eligible; that you are not 65 years of age or older; that you are not suffering from end-stage renal failure or amyotrophic lateral sclerosis; that you have not received Social Security benefits for 24 months or longer; and/or that you have not applied for Social Security benefits, and/or have not been denied Social Security disability benefits and are not appealing any denial of Social Security disability benefits.

(i)You affirm, covenant, and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Company Releasees under which the Company Releasees could be liable for medical expenses incurred by you before or after the execution of this Letter Agreement.

(ii)Because you are not a Medicare recipient as of the date of this release, you are aware of no medical expenses that Medicare paid and for which the Company Releasees are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

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9.Consideration Period: You have twenty-one (21) days from your receipt of this Letter Agreement within which to consider whether you want to sign this Letter Agreement, or as may be extended by agreement of C&D. To the extent you execute this Letter Agreement less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Letter Agreement prior to the expiration of the twenty-one (21) day period was entirely voluntary.

10.Attorney Review: You agree and represent that you have read carefully and fully understand the terms of this Letter Agreement, including but not limited to Paragraph 8 (A through G inclusive), and that you are hereby advised to consult with an attorney prior to signing this Letter Agreement.

11.	Revocation Period: You may revoke this Letter Agreement within seven

(7)days after you sign it, by giving notice in writing of such revocation to Rene Hemsey, Executive Vice President, Global Human Resources, 500 Charles Ewing Boulevard, Ewing, NJ 08628. You further acknowledge that, except with respect to continued wages and benefits due and payable pursuant to your continued employment through that time, you understand that you will not receive any payments or benefits due you under this Letter Agreement before the seven (7) day revocation period (the “Revocation Period”) has passed and then, only if you have not revoked this Letter Agreement.

12.Effective Date: This Letter Agreement shall take effect on the first business day following the expiration of the Revocation Period, provided this Letter Agreement has not been revoked by you as provided in Paragraph 11 (the “Effective Date of this Letter Agreement”).

13.Withholding: Notwithstanding any other provision of this Letter Agreement, C&D may, to the extent permitted by law, withhold applicable U.S. federal, state and local income and other taxes including but not limited to FICA from any payments due to you hereunder. You understand and agree that C&D will not withhold or pay any applicable non-U.S. taxes or social insurance payments you may owe, and you will be solely responsible for, and will indemnify and hold the C&D Releasees (as defined in Paragraph 8 above) harmless against, the payment of all applicable taxes including but not limited to income tax, service tax, payroll tax, profession tax, surcharge, social insurance or any consequent interest or penalty thereon for non-payment/withholding of any of the aforementioned taxes that may become due as a result of any payments made to you pursuant to this Letter Agreement. In addition, if applicable, you agree to cooperate with C&D in applying to the U.S. Social Security Administration for a Certificate of Coverage evidencing continued payment into U.S. Social Security for the duration of this Letter Agreement.

14.	Non-Disclosure and Non-Disparagement:

A.In addition to your obligations under the CIC Agreement, and except as provided in Paragraph 8, you agree to hold in the strictest confidence and not to use, or to disclose to any person, entity, association, venture or other third

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party, directly or indirectly, any Confidential Information (defined below) without the prior written consent of Rene Hemsey, Executive Vice President, Global Human Resources, 500 Charles Ewing Boulevard, Ewing, NJ 08628 or such other designee appointed by C&D. “Confidential Information” means any and all information, observations and data of any sort (whether or not embodied in a tangible or intangible form) that is not generally known to the public or not generally known throughout the industry and that is disclosed or otherwise revealed to you, or discovered or otherwise obtained by you or of which you became or become aware, directly or indirectly, at any time during the course of your employment with C&D, including, without limitation, regarding (i) products or services, or plans for new products or services (ii) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices; or past or projected methods, business, training, advertising, marketing, promotion, distribution and sales plans or practices; or cost, rate and pricing structures and accounting and business methods), (iii) computer software, including operating systems, applications and program listings, (iv) flow charts, manuals and documentation, (v) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (vi) identities and individual requirements of, and specific contractual arrangements with, C&D’s customers, suppliers, independent contractors, joint venture partners and other business relations and their Confidential Information,

(vii) copyrightable works (viii) all technology and trade secrets, know how, and compilations of data and analyses, techniques, systems, formulae, research, records, reports, designs, models, drawings, photographs, data and related data bases, and (viii) all similar and related information in whatever form.

B.Except as provided in Paragraph 8, you agree to refrain from making any statements or comments of a defamatory or disparaging nature to any employees, vendors, retailers, individuals or entities with whom the Company or any of its affiliates or subsidiaries has a business relationship, and/or any other third party regarding C&D or any of its officers, directors, employees, agents, representatives, affiliates, products, or services, other than is necessary to comply with law. For the purposes of this Letter Agreement, the term “disparage” includes, without limitation, comments or statements on the internet, to the press and/or media, to any Company Releasee, or to any individual or entity with whom any of the Company Releasees have a business relationship, which adversely affect in any manner (i) the conduct of the business of any of the Company Releasees (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company Releasees.

C.Except as provided in Paragraph 8, you agree to keep the existence of, terms of and conditions of this Letter Agreement confidential and you agree that you will not disclose any information concerning this Letter Agreement or its terms to anyone other than your spouse, legal counsel, medical providers, religious or spiritual counselors, and/or financial advisors, provided that: (i) you first inform them of your obligations under this Paragraph 14 and that this Letter

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Agreement is highly confidential; and (ii) they agree to maintain confidentiality.

D.Nothing in this Paragraph 14 prevents you from discussing or disclosing details relating to any claims of discrimination, retaliation, or harassment, whether alleged against any of the Company Releasees or any other person or entity.

E.You will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that: (1) is made

(a) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Your disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under 18 U.S. Code §1833.

F.The provision of any benefits under this Letter Agreement are expressly made subject to your compliance with this Paragraph 14. You agree that C&D may seek injunctive relief in any court of competent jurisdiction for your failure to comply fully with the provisions of this Paragraph 14 in addition to any other legal and monetary remedies which may be available to C&D.

15.Notification of Legal Process: You agree that, except as provided in Paragraph 8, in the event you are subpoenaed by any person or entity (excluding any government authority or agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with C&D, you will give prompt written notice of such request to Patrick de Maynadier, Executive Vice President, General Counsel and Secretary (or his successor) at 500 Charles Ewing Boulevard, Ewing, NJ 08628, to allow C&D a reasonable opportunity to protect its interests with respect to such disclosure. Nothing in this Letter Agreement shall preclude you from responding truthfully to any valid subpoena or from cooperating fully with any governmental investigation, action or proceeding.

16.Cooperation Following Effective Date of Separation: Following the Effective Date of Separation, you agree to cooperate in good faith and comply with and respond to all reasonable requests from or inquiries by C&D for assistance and information in connection with any matters or issues relating to or encompassed within:

(A)the duties and responsibilities of your employment with C&D; and/or (B) any lawsuit, arbitration, investigation or other proceeding or dispute in which C&D is or may become involved which may relate to your duties with C&D or as to which you have relevant knowledge or information. Such cooperation and assistance shall include, without limitation, consulting with the C&D’s officers, directors, employees, legal counsel, accountants and other advisors and representatives, appearing as a witness, submitting to depositions, providing testimony and witness interviews, and otherwise generally cooperating and assisting C&D in its defense or prosecution of any dispute, controversy, claim, litigation, action, arbitration, investigation or other proceeding involving C&D or any of its officers, directors, employees or agents, or in otherwise defending its position

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with respect to any matter. C&D agrees: (A) that your cooperation shall be subject to reasonable accommodations that will avoid or minimize disruption of your personal and professional obligations; and (B) to promptly reimburse you for any and all reasonable, expenses and, if permissible under the law of the jurisdiction of the applicable dispute, time incurred by you in connection with your obligations under this Paragraph 16. Any reasonable compensation owed under this Paragraph 16 is not contingent on the content of any testimony or the outcome of any dispute.

17.Applicable Law and Enforcement: This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the principles of conflict or choice of laws thereof. Additionally, you agree that any action to enforce the terms of this Letter Agreement shall be commenced in federal or state court in New Jersey, and, if in state court, in the County of Mercer. Both parties consent to personal jurisdiction in federal and state courts in New Jersey, and agree that such courts shall have exclusive jurisdiction.

18.Amendment: This Letter Agreement may only be amended or modified by a written agreement executed by you and C&D (or any successor). The parties agree that amendments, whether material or immaterial, do not restart the running of the consideration period in Paragraph 9.

19.Severability: If any provision of this Letter Agreement is held to be invalid or unenforceable in any respect under applicable law or rule in any jurisdiction this Letter Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provision had not been contained herein. If, however, the waiver of rights in Paragraph 8 is found to be invalid or unenforceable, C&D has no obligation under this Letter Agreement unless the parties can negotiate a release/waiver that is enforceable.

20.Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.

21.Interpretation: Should any provision of this Letter Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Letter Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. Captions or headings are intended solely for convenience of reference and shall not be used in the interpretation of this Letter Agreement.

22.Non-Admission of Liability: The making of this Letter Agreement is not intended, and shall not be construed, as an admission that C&D has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

23.Binding Effect of Agreement: This Letter Agreement shall not be a binding agreement unless and until countersigned by a representative of C&D. This Letter

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Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

24.Section 409A: The intent of the parties to this Letter Agreement is that the payments and benefits payable under this Letter Agreement be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event whatsoever shall C&D be liable to you for any additional tax, interest or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A. The parties to this Letter Agreement further agree that there is no guarantee as to the tax consequences of payments and benefits provided for hereunder.

25.Voiding Agreement: The terms and conditions contained herein shall be void and of no further force and effect in the event this Letter Agreement is not signed by you and returned to Rene Hemsey, Executive Vice President, Global Human Resources, 500 Charles Ewing Boulevard, Ewing, NJ 08628, within twenty-one (21) days from the date of your receipt of this Letter Agreement.

Please sign the enclosed copy of this Letter Agreement to signify your understanding and acceptance of the terms and conditions contained herein. By signing this Letter Agreement, you are giving up important rights. You acknowledge that you are signing this Letter Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein. You should carefully review this Letter Agreement, seek legal counsel and consider alternatives before signing this Letter Agreement. If you do not understand this Letter Agreement, you should not sign it.

Sincerely,

/s/ Rene Hemsey

Rene Hemsey

Executive Vice President,

Global Human Resources

The foregoing has been read and accepted as a binding agreement between C&D and the undersigned this September 28,, 2021.

/s/ Britta Bomhard

BRITTA BOMHARD